CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 15, 2011, relating to the financial statements and financial highlights which appear in the February 28, 2011 Annual Report to Shareholders of Schwab U.S. REIT ETF (a series of Schwab Strategic Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
San Francisco, California
June 22, 2011